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                                                                    EXHIBIT 10.9


                           APEX SILVER MINES LIMITED
                                Caledonian House
                           Mary Street, P.O. Box 1043
                           George Town, Grand Cayman
                                 Cayman Islands



                                                                   July 23, 1996

Mr. Marcel F. DeGuire
1079 Soda Creek Drive
Evergreen, Colorado  80439

     Re:  Apex Silver Mines Limited Offer Of Employment

Dear Mac,

In line with our recent discussions, we are pleased to present herein the terms of our employment offer with Apex Silver Mines Limited or its United States affiliate as applicable (collectively the "Company").

I.   THE POSITION

     We have discussed, at some length, the content of the job and I believe we are in agreement on it. As I now envision it the principal responsibilities of this position involve:

     . Developing initial evaluations of all the Company's mineral projects by preparing economic models;

     . Preparing and maintaining on an ongoing basis priorities for further evaluation and development and projections for the further evaluation and development of requisite capital costs;

     . Developing economic models for new mining opportunities brought into the Company;

     . Overseeing the preparation of prefeasibility and feasibility studies and participating in them at key points;

     . Identifying the critical scheduling elements of each development project;

     .  Overseeing design, development and construction of projects;

     .  Providing technical services to the ongoing operations;

     .  Monitoring the technical performance of the properties;

     .  Reviewing major capital expenditures for technical performance and economics;
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Mr. Marcel DeGuire
July 23, 1996
Page 2

     .  Acting as the Company's eyes and ears for new technical developments;

     .  Monitoring all environmental activities.

     You will report to the Executive Vice President, Development and Operations. You will be an officer of the Company with the title of Vice President.

     Naturally, you agree all information concerning the Company business will be treated as confidential.

     You will be based in Denver, Colorado, and travel will be based upon the requirements of the position. You agree to devote your full working time to the Apex Silver Mines Group of companies.

II.  START DATE

     You may start employment with us at a mutually agreed upon date. Your compensation and benefits will commence on your first day of employment.

     Your base compensation will be reviewed on a formal basis at least once every two years.

III. COMPENSATION

     1.  BASE COMPENSATION

          You will be paid an annual base compensation of US$180,000, payable monthly.

     2.  BENEFITS

          The Company presently has no benefit plans (because it has no employees; our present staff of 15 people for the most part function as independent contractors mostly on a full-time basis). We (assisted by Anderson & Schwab) are in the process of establishing an appropriate and attractive benefits package that reflects competitive U.S. mining industry practice. We invite you to provide your inputs as well.

     3.  STOCK OPTIONS

          You will be eligible for participation in the Company's stock option plan. Thus, we will provide you with options on approximately $500,000 of stock of Apex Silver Mines Limited at a price to be determined by the current private placement program being managed by Salomon and S. G. Warburg. You will vest in these options over a four year period at 25 percent per year. You will be eligible to vest immediately upon joining the Company, at which time you will be subject to the same shareholders' agreement entered into by all Apex's shareholders.
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Mr. Marcel DeGuire
July 23, 1996
Page 3


     4.  VACATION

          You will be eligible for four weeks vacation per year.

     5.  REIMBURSABLE EXPENSES

          You will be reimbursed for all expenses incurred in connection with travel on Company business.

IV.  SEVERANCE AGREEMENT

     In the event the Company should desire to terminate your employment, except for cause, within three years after your employment starting date, you will be entitled to severance pay for a twelve-month period at your existing salary, as well as a continuation of your benefits. Upon such an occurrence, bonus awards and stock options will be suspended.

     You agree that in the event you leave Apex that for a period of two years you will not join any company whose primary business is the acquisition and development of silver mines.

*                   *                    *                       *

I have enjoyed getting acquainted with you over the last several months. As a result of getting to know you, I believe that you can make a major contribution to our business and that you will find the work interesting and challenging. I hope you will find these terms of employment attractive. If you accept it, please sign in the space indicated below and return the designated copy to us.

                                         Sincerely,



                                         /s/ Thomas S. Kaplan
                                         --------------------
                                         Thomas S. Kaplan
                                         Chairman

AGREED TO AND ACCEPTED:
-----------------------


     /s/ Marcel F. DeGuire
     ---------------------
     Marcel F. DeGuire

     August 5, 1996
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         Date